Exhibit 99.1

NEWS RELEASE

Voya Financial to Sell Individual Life Business and Other Closed Blocks

•	Voya enters into agreement with Resolution Life Group Holdings to divest substantially all of the company’s Individual Life and other legacy non-retirement annuities businesses

•	Transaction accelerates approximately $1.7 billion in deployable capital from Individual Life

•	Reduces interest rate, credit and mortality risk and improves the company’s long-term earnings growth profile

•	Voya fully focused on its high-growth, high-return, capital-light businesses – Retirement, Investment Management and Employee Benefits

NEW YORK, Dec. 18, 2019 — Voya Financial, Inc. (NYSE: VOYA), announced today that it has entered into a definitive agreement with Resolution Life Group Holdings (Resolution Life) whereby Voya will divest its Individual Life and other legacy non-retirement annuities businesses. The blocks of business being divested include those that Voya had previously closed to new sales and include substantially all of the company’s individual life insurance business; fixed and variable annuities not included in Voya’s 2018 sale of its annuities business; pension risk transfer liabilities; and other similar blocks.

“This transaction enables Voya to realize significant value for these legacy blocks and will allow us to fully focus on our high-growth, high-return, capital-light businesses,” said Rodney O. Martin, Jr., chairman and chief executive officer, Voya Financial, Inc. “It will further enable us to expand our leadership position as one of the foremost retirement, asset management and employee benefits companies in the United States, while also enabling us to generate greater value for all of our stakeholders. Voya will continue to benefit from our diverse revenue and earnings sources and will have an improved risk profile with reduced interest rate, credit and mortality risk.

“This transaction completes the restructuring effort that began with our initial public offering in 2013, begins a new chapter in Voya’s future, and will further distinguish Voya from its competitors as a company with a compelling business mix. We are fully committed to the growth of — and will continue to invest in — our core Retirement, Investment Management and Employee Benefits businesses, which hold leading positions in the marketplace and will enable us to help all Americans get ready to retire better,” added Martin.

Transaction Overview

Through the transaction, Voya’s Security Life of Denver Insurance Company (SLD) and Security Life of Denver International Limited (SLDI) subsidiaries will be acquired by a new holding company, Resolution Life US, created by Resolution Life to hold these blocks of business. In addition, Voya will reinsure the life insurance, pension risk transfer and non-retirement annuities business issued by ReliaStar Life Insurance Company (RLI), Voya Retirement Insurance and Annuity Company (VRIAC), and ReliaStar Life Insurance Company of New York (RNY) to SLD. Voya will retain ownership of VRIAC, RNY and RLI. Voya will also take a $225 million interest in Resolution Life, the parent investment fund of Resolution Life US.

Based on Sept. 30, 2019, balances, the general account assets associated with the products included in this transaction were $24 billion. In connection with the transaction, Voya Investment Management (IM) will be appointed investment manager over approximately $20 billion of these assets, which include core fixed income and specialty asset classes. Voya IM will also serve as one of the preferred asset management partners for Resolution Life. This arrangement aligns with Voya IM’s focus on providing long-term, risk-adjusted returns in serving the needs of insurance companies. It also speaks to the strength of Voya IM’s capabilities in managing and servicing multi-asset portfolios for third party insurance clients with traditional and specialty fixed income asset classes such as private credit, commercial mortgage loans and alternative fixed income. Following the close of the transaction, Voya will have a general account of approximately $38 billion.

Voya and Resolution Life expect that almost all Voya employees currently supporting the legacy life and annuity blocks in this transaction will become employees of Resolution Life US. This will ensure continuity of the strong talent managing the blocks, create a strong foundation for Resolution Life US’s future, and help support a seamless transition for customers.

The transaction, which has been unanimously approved by Voya’s board of directors, is expected to close by Sept. 30, 2020, subject to customary closing conditions, including regulatory approvals.

Expected Proceeds and Use of Excess Capital

Based on the terms of the agreement, Voya estimates that the transaction will provide the company with approximately $1.7 billion of deployable capital. This amount significantly exceeds the company’s previously announced objective to generate at least $1 billion of free cash flow from the Individual Life business between 2019 and 2024 while materially accelerating free cash flow distribution. The deployable capital consists of approximately $1.5 billion of net proceeds from Resolution Life and $200 million of net proceeds from the company’s previously announced reserve financing transaction completed in the fourth quarter of 2019. $123 million of these net proceeds are subject to a continuing interest in the future financial results of Resolution Life US over the five years following the close of the transaction.

“Voya will use $600 to $800 million of the capital to retire existing debt and, therefore, expects $900 million to $1.1 billion of capital that can be largely utilized for share repurchases, unless we find an opportunity that offers more value enhancement,” said Martin. “We expect to repurchase at least $1 billion of common stock in 2020, utilizing a combination of our strong free cash flow and the deployable capital that we receive following the close of the transaction. We will treat the deployable capital from the sale of these legacy businesses with the same rigorous focus on shareholder value that we have demonstrated over the past several years, as reflected in the approximately $6 billion in excess capital that we have already returned to shareholders since becoming a public company in 2013.”

Expectations for Higher, Long-Term Earnings Growth

“With three high-growth, high-return, capital-light businesses and specific growth plans, we have a path to drive improvement in Voya’s normalized adjusted operating earnings per share (EPS). Specifically, we expect normalized adjusted operating EPS to reach a quarterly run rate of $1.80 to $1.90 by the end of 2021. We remain committed to growing normalized adjusted operating EPS by at least 10%.1 This will be driven by our high-return business mix and through our continued execution of our organic growth, cost savings and capital deployment plans,” said Martin.

“We remain committed to the 2019 to 2021 earnings growth targets for Retirement, Investment Management and Employee Benefits that we shared during our 2018 Investor Day, including Investment Management’s targeted operating margin of 30% to 32%. As we have demonstrated already in 2019, our clear strategy, market-leading positions and commitment to providing the solutions and outcomes that our clients require is generating recurring deposit growth in Retirement, strong institutional net flows in Investment Management, and increases in Employee Benefits annualized in-force premiums,” added Martin.

“At the same time, we remain committed to our plans to achieve at least $250 million in cost savings by the end of 2020. These cost savings will support the effort we will undertake to solve for the stranded costs associated with the businesses involved in this transaction. Our track record of reducing expenses — along with our simplified structure following the transaction, including a significantly reduced number of legal entities and administrative systems — gives us confidence that we will effectively address the stranded costs related to this transaction,” added Martin.

After completing this transaction, Voya expects its operating return on equity (ROE) to exceed its 2018 Investor Day guidance (which excluded deferred tax assets and accumulated other comprehensive income (AOCI)) of between 13% and 15%. Voya now expects an operating ROE (excluding AOCI only) of between 14% and 16% by the end of 2021.

Voya will also continue to generate strong, annual free cash flow conversion of between 85% and 95%, with free cash flows expected to be at the higher end of this range upon close of the transaction.

“Voya has become one of the most recognized brands associated with retirement, with a strong culture and employees who are committed to helping both our customers and our communities around the country. With our simplified structure and clear growth plans, we are well positioned to achieve greater results for all of our stakeholders,” said Martin. “At the same time, we have tremendous confidence in the Voya employees who are managing these blocks — and know that they will be great contributors to the future of Resolution Life US.”

Accounting, Deferred Tax Assets, and Other Financial Metrics

Voya expects a cumulative after-tax reduction to shareholders equity, excluding AOCI of approximately $900 million at closing, assuming current market conditions and reflecting both the sale of legal entities and the reinsurance impacts that comprise the overall transaction. In the fourth quarter of 2019, Voya will recognize an estimated loss on sale of the legal entities included within the transaction between $1.1 billion and $1.4 billion, after-tax. Upon transaction

[1]

Normalized adjusted operating earnings per share growth CAGR through 2021, including transaction impacts. Normalized Adjusted Operating Earnings as presented is a non-GAAP measure. Information regarding this non-GAAP financial measure, and a reconciliation to most comparable U.S. GAAP measure, is provided in the “Reconciliations” section of the Quarterly Investor Supplement.

closing, Voya expects to recognize a gain related to the reinsurance transactions that will partially offset this loss. These estimates are based upon historical financial information and are subject to change prior to transaction closing and subject to interest rate and other risks that could impact the ultimate loss recognized.

Beginning in the fourth quarter of 2019 and continuing until the closing of the transaction, the results of operations of the businesses sold will be reported as discontinued operations, and the results of business divested through reinsurance transactions with Resolution Life will be reported as business exited via reinsurance for all periods presented in the company’s financial statements.

Voya expects that its deferred tax assets will continue to be a key source of value and, consistent with the company’s 2018 Investor Day guidance, Voya expects essentially no net cash taxes for at least the next five to seven years.

On a pro forma basis as of Sept. 30, 2019, the company’s book value per share would be $41.12 after giving effect to the transaction. After completing the transaction, Voya will continue to target a debt-to-capital ratio of below 30%, a risk-based capital ratio of 400% and a holding-company liquidity target of $200 million.

Goldman Sachs & Co. LLC is serving as financial advisor, and Willkie Farr & Gallagher LLP and Eversheds Sutherland US are serving as legal counsel to Voya in connection with this transaction.

Conference Call and Slide Presentation

Voya will host a conference call on Wednesday, Dec. 18, 2019, at 10 a.m. ET to discuss the transaction. The call and a slide presentation on the transaction can be accessed via the company’s investor relations website at investors.voya.com. A replay of the call will be available on the company’s investor relations website at investors.voya.com starting at 1 p.m. ET on Dec. 18, 2019.

Media Contact:	Investor Contact:
Christopher Breslin	Michael Katz
212-309-8941	212-309-8999
Christopher.Breslin@voya.com	IR@voya.com

About Voya Financial

Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 13.8 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had $8.5 billion in revenue in 2018. The company had $568 billion in total assets under management and administration as of Sept. 30, 2019. With a clear mission to make a secure financial future possible — one person, one family, one institution at a time — Voya’s vision is to be America’s Retirement Company®. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible. Voya has been recognized as one of the 2019 World’s Most Ethical Companies® by the Ethisphere Institute; as a member of the Bloomberg Gender Equality Index; and as a “Best Place to Work for Disability Inclusion” on the Disability Equality Index by Disability:IN. For more information, visit voya.com. Follow Voya Financial on Facebook, LinkedIn and Twitter @Voya.

Forward-Looking and Other Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, including emerging markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations, (x) changes in the policies of governments and/or regulatory authorities, and (xi) our ability to successfully manage the separation of the fixed and variable annuities businesses that we sold to VA Capital LLC on June 1, 2018, including the transition services on the expected timeline and economic terms. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”)- Trends and Uncertainties” in the Annual Report on Form 10-K for the year ended Dec. 31, 2018, which we filed with the Securities and Exchange Commission on Feb. 22, 2019, and “MD&A-Trends and Uncertainties” in our Quarterly Report on Form 10-Q for the three-month period ended Sept. 30, 2019, which we filed with the Securities and Exchange Commission on Nov. 6, 2019.

VOYA-IR

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